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VARIABLE PRODUCTS COMPLIANCE AND ACCOUNTING AGREEMENT

THIS VARIABLE PRODUCTS COMPLIANCE AND ACCOUNTING AGREEMENT is made and executed by and between EquiTrust Investment Management Services, Inc. ("EquiTrust"), a Delaware corporation having its principal offices at 5400 University Avenue, West Des Moines, Iowa; and Modern Woodmen of America (the "Society"), a fraternal benefit society having its principal offices at 1701 1st Avenue, Rock Island, Illinois 61201.


                                     RECITAL

     The Society desires to have EquiTrust provide accounting and compliance services to the Society, as described herein, with respect to the Society's variable annuity contracts and variable life insurance contracts which are underwritten and sold by the Society.

     NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter expressed and for the consideration recited herein, the Society and EquiTrust hereby covenant, stipulate and agree as follows:


PART 1 - SERVICES

1.1 SCOPE OF SERVICES. From and after the date of this Agreement, EquiTrust agrees to provide to the Society certain compliance and accounting functions with respect to the variable annuity contracts and variable life insurance contracts issued by the Society, as identified and listed in the schedule of contract and certificate forms and riders annexed hereto as Schedule A. Such compliance and accounting functions shall consist of the activities set forth and described in the Description of Services and Fees annexed hereto and incorporated herein as Schedule B. Schedules A and B may be amended from time to time by mutual written agreement of the Society and EquiTrust.

1.2 ADDITIONAL SERVICES. EquiTrust shall review any additional compliance or accounting requirements at the request of the Society and EquiTrust will provide the Society with a written proposal to include specific services to be provided, an implementation schedule and any associated fees and expenses.

1.3 COMPENSATION. In consideration of the services provided under this Agreement for and on behalf of the Society, the Society will pay EquiTrust quarterly such compensation and reimburse EquiTrust for such expenses as are provided for in the schedule of administrative fees annexed hereto as Schedule B. EquiTrust agrees that the compensation payable pursuant to Schedule B shall be accepted by EquiTrust as full compensation from the Society for the services described in Schedule B.

1.4 SOCIETY DIRECTIVES. EquiTrust shall, in all cases and at all times, to the extent there is reasonable notice thereof, observe and obey the rules, regulations, instructions and directives of the Society as the Society may, from time to time, promulgate for its operations, and shall not bind the Society in contravention of any such rules, regulations, instructions or directives. EquiTrust shall not, however, upon reasonable prior notice to the Society, be responsible for observing or obeying any rule, regulation, instruction or directive of the Society, if in so doing,


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EquiTrust, in the opinion of its counsel, would be in violation of any statute, rule or regulation promulgated by any governmental authority with jurisdiction thereover.

1.5 REFERRAL OF COMMUNICATIONS. EquiTrust shall handle all correspondence of a routine nature and other general functions necessary to provide compliance and accounting services pursuant to this Agreement and shall maintain files relative thereto. EquiTrust shall immediately forward to the Society copies of all attorney letters or other communications notifying EquiTrust of threatened or actual litigation against EquiTrust or the Society. The Society shall forward to EquiTrust, immediately upon receipt, all complaints and inquiries, and all attorney letters containing complaints received by the Society but appropriate for EquiTrust response. EquiTrust will dispatch responses within a reasonable period or as required by appropriate law, whichever is sooner, and will copy the Society on such responses to all complaints. The Society shall have an opportunity to review EquiTrust's response to all attorney letters and EquiTrust will not mail or otherwise transmit any such written responses to such attorney letters without the prior approval of the Society.

1.6 INVESTMENT AUTHORITY. Any Officer, Senior Mutual Funds Accountant, Senior Accountant or Mutual Funds Staff Accountant of EquiTrust is authorized to purchase or sell, using Modern Woodmen of America authorized bank accounts, Modern Woodmen of America Variable Account shares and Modern Woodmen of America Variable Annuity Account shares in mutual funds with which Modern Woodmen of America has Participation Agreements.


PART 2 - STANDARDS OF PERFORMANCE

2.1 LICENSURE. EquiTrust will be properly licensed with each state or other jurisdiction as required in order to provide the services covered by this Agreement.

2.2 GENERAL STANDARD. All services to be provided by EquiTrust under this Agreement shall be performed in a professional manner consistent with industry standards and in accordance with all applicable laws and regulations.

2.3 RESERVATION OF MANAGEMENT AUTHORITY. Services as are rendered by EquiTrust are subject to the express limitation that they shall in no way constitute a relinquishment of the management responsibility of the Society, which shall not be relieved of any obligation or liability to which it would otherwise be subject by law as a result of these services being rendered. The authority granted and delegated in Schedule B can be amended or removed pursuant to section 3.2 in the sole discretion of the Society.


PART 3 - EFFECTIVE DATE, TERM; TERMINATION

3.1 EFFECTIVE DATE; TERM. This Agreement shall become and be effective on and as of February 1, 2002, and, unless sooner terminated pursuant to Section 3.2 hereof, shall thereafter continue in full force and effect until February 1, 2007 (the "Initial Term"); provided, however, upon written notice to EquiTrust on or before February 1, 2006, the Society, at its sole option, may elect to extend the Initial Term for any period up to June 1, 2022; and provided further, however, after the Initial Term, this Agreement, and all of its terms and provisions, as the same may have previously been amended by the parties, shall be automatically renewed and reconducted for successive 12 month renewal terms.

3.2 TERMINATION. After the conclusion of the Initial Term (including any extension) or any renewal term, this Agreement may be terminated:

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     a.   by either party with respect to new business, upon 365 days prior written notice to the other party;

     b. by the Society with respect to business in force, upon 365 days prior written notice to EquiTrust;

     c. by the Society, with respect to new business and/or business in force, upon written notice to EquiTrust in the event of the bankruptcy or insolvency of EquiTrust, or

     d. by either party upon prior written notice to the other party specifying the other party's breach or default in the performance of any material covenant or obligation of this Agreement and failure to cure or remedy such breach or non-performance within 30 days of the date on which notice of such breach or default is received, or such longer period as may be permitted by the party giving notice.

This Agreement may be terminated prior to the completion of the Initial Term (including any extension) only for the reasons stated in subparagraphs "c" and "d" above, or by the express written agreement of the parties.

3.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. Upon the termination of this Agreement, with respect to new business and/or business in force, EquiTrust shall supply the Society with all information necessary to provide the compliance and accounting services related to the business covered by this Agreement, including data electronically stored. So long as this Agreement continues in force with respect to any business, the parties will continue to provide services and information to each other in the same manner and with the same diligence as from the inception of the Agreement.


PART 4 - INDEMNIFICATION

4.1 MUTUAL INDEMNIFICATION. EquiTrust agrees to indemnify and hold the Society harmless from any liability, damages or losses which the Society may incur as a result of any claims, actions or judgments, negligent or intentional, in connection with EquiTrust's provision of services to the Society; provided, however, EquiTrust shall not be responsible for decisions made by the Society or for actions as directed by Society in writing. The Society similarly agrees to indemnify and hold EquiTrust harmless for decisions made by the Society or actions as directed by the Society in writing. Each party warrants to the other that its services and obligations as performed under this Agreement, including, but not limited to the materials used therein, will not infringe upon the proprietary interests or rights of third parties and each party will further indemnify, hold harmless and defend the other party, its directors, officers, agents and employees, against any infringement liability, claim or action as a result of the actions of the indemnifying party.

4.2 NOTICE OF CLAIM. If any claim is made by a party which would give rise to a right of indemnification under Section 4.1, the party entitled to indemnification (the "Indemnified Party") promptly will give notice of the claim to the party required to provide indemnification (the "Indemnifying Party"). The Indemnified Party will permit the Indemnifying Party to participate in such defense at the Indemnifying Party's expense. The Indemnifying Party will not, in the defense of any such claim or litigation, consent to entry or any judgment or enter into any settlement without the written consent of the Indemnified Party which will not be withheld unreasonably. The Indemnified Party shall cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating thereto.

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PART 5 - GENERAL PROVISIONS

5.1 AUTHORIZED OFFICERS. The Society authorizes each of its officers identified in Schedule C, attached hereto and incorporated herein by reference (hereinafter referred to as "Authorized Officers"), within the scope of the officers' authority as described in Schedule C, to: (i) coordinate communications with EquiTrust with respect to this Agreement; (ii) provide to EquiTrust written requests and instructions with respect to the services provided for herein; and
(iii) clarify with EquiTrust the specific scope and timing of records maintained, reports prepared and other services performed by EquiTrust. The Society authorizes its President, National Secretary, Assistant National Secretary, Treasurer/Investment Manager, General Counsel, Actuary and Director of Agencies to agree in writing with EquiTrust on changes in the compensation payable by the Society to EquiTrust to reflect changes in the scope and timing of the services. If EquiTrust receives any letter or other writing from an Authorized Officer of the Society authorizing an officer of the Society to sign documents on behalf of the Society, then such officer shall be considered an Authorized Officer for purposes of this Agreement and Schedule C shall be considered amended accordingly. The Society may amend Schedule C from time to time by giving notice to EquiTrust of the amendment.

5.2 CONFIDENTIAL INFORMATION. In performing the obligations arising under this Agreement, each party may have access to and receive disclosure of certain confidential or proprietary information of the other party (hereinafter "Confidential Information"). Each party shall take all reasonable steps necessary to protect the confidential and proprietary nature of all Confidential Information of the other party by affording thereto the same types of protection which the party in possession of Confidential Information of the other party affords its own confidential and proprietary information. Except as provided in this Agreement or as reasonably required to perform the services referenced herein, neither party shall, directly or indirectly, disclose or make available to any third party, or use for any purpose, any Confidential Information belonging to the other party. Notwithstanding the foregoing, Confidential Information shall not include: (i) any information which is or becomes generally available to the public or the insurance industry, other than as a result of a breach of this Agreement by the party obtaining the Confidential Information;
(ii) any information which is lawfully obtained by the party from a third party, provided that the third party is not, to the knowledge of the party obtaining the information, bound by a nondisclosure agreement with respect thereto; or
(iii) any information which subsequently develops from independent sources.

5.3 SOCIETY PROPERTY. All contract and certificate forms, records and supplies furnished by the Society to EquiTrust, will be stored at EquiTrust's offices in West Des Moines, Iowa, and shall remain the property of the Society and shall be turned over to the Society promptly on demand. All other contract and certificate forms or other supplies, and all underwriting files or other files pertaining to an annuitant's or insured's coverage, whether retained by the Society or EquiTrust, shall be copied upon request and said copies provided to the other party. All licenses and other materials relating to government licensing or authorizations of the Society with respect to this Agreement shall be and remain the property of the Society and shall be turned over to the Society by EquiTrust promptly upon demand.

5.4 INSPECTION OF BOOKS AND RECORDS. The Society, or others on its behalf, shall have the right at any reasonable time to inspect all books and documents relating to the services provided pursuant to this Agreement. EquiTrust shall provide any and all information concerning the services provided hereunder which may be required in order to administer this Agreement and to


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permit the Society to comply with governmental regulations, examinations, audits and inspections.

5.5 CORPORATE AUTHORITY. EquiTrust and the Society expressly represent and warrant that each has the authority to enter into this Agreement and that each is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement with any other society, company, association, firm, person or corporation.

5.6 OFFICER AUTHORITY. The officers signing this Agreement on behalf of the Society and EquiTrust represent and warrant that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their boards of directors.

5.7 INDEPENDENT CONTRACTOR. EquiTrust is an independent contractor. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between the Society and EquiTrust, nor shall EquiTrust's employees be considered employees of the Society for any purposes.

5.8 ARBITRATION. In the event of any dispute arising between EquiTrust and the Society with reference to the rights or liabilities of either party under this Agreement, the dispute shall be referred to three arbitrators (other than present or former officers or employees of EquiTrust, the Society, any affiliated company or any company with a monetary interest in the dispute) familiar with the business of insurance. One of the arbitrators shall be chosen by EquiTrust, another by the Society and a third by the first two. The decision of the arbitrators shall be binding and final. The standards to be used in the proceedings will be the Commercial Arbitration Rules of the American Arbitration Association. Each party shall initially pay the costs and fees of the arbitrator it selects, and the costs and fees of the third arbitrator shall be divided equally by the parties; PROVIDED, HOWEVER, that the prevailing party in any arbitration proceeding conducted pursuant to this Section shall be entitled to recover from the other party any costs or expenses incurred by the prevailing party in connection with the arbitration, including the fees of arbitrators and the reasonable fees of attorneys, actuaries, accountants and other experts.

5.9 ASSIGNMENT. Neither party may assign or delegate all or any part of its rights and duties under this Agreement without the prior written consent by an Authorized Officer of the granting party.

5.10 NON-WAIVER. The waiver of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition. No term, covenant or condition of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by the party charged therewith.

5.11 NOTICES. Any notice required or permitted under this Agreement shall be deemed sufficiently given and effective five (5) business days after deposit with the United States Postal Service, postage-prepaid, registered or certified, return-receipt-requested, by facsimile or other electronic transmission or upon receipt if delivered personally. Such notice shall be directed as follows:


     EQUITRUST INVESTMENT MANAGEMENT            MODERN WOODMEN OF AMERICA
              SERVICES, INC.

     William J. Oddy                            Clyde C. Shoeck
     Chief Executive Officer                    President
     5400 University Avenue                     1701 1st  Avenue
     West Des Moines, Iowa 50266                Rock Island, Illinois 61201


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5.12 TITLES AND HEADINGS. The titles and headings appearing in this Agreement are included for convenience only and shall not be taken into account in the interpretation, construction or application of this Agreement.

5.13 AMENDMENT. Any amendment to this Agreement shall be in writing and signed by authorized representatives of both parties.

5.14 ENTIRE AGREEMENT. This Agreement, together with the several Schedules appended hereto and incorporated herein, constitutes the entire agreement between the parties relative to the subject matter hereof, superseding any and all prior understandings or agreements between the parties and any subsidiary, parent or affiliated company and may not be amended except by written instrument executed by the parties.

IN WITNESS WHEREOF, EquiTrust and the Society have caused this Agreement to be subscribed and executed, in triplicate original, by their undersigned officers, duly authorized hereunto, on the dates hereinafter indicated.

EQUITRUST INVESTMENT MANAGEMENT            MODERN WOODMEN OF AMERICA
     SERVICES, INC.



By: /s/ Jo Ann Rumelhart               By: /s/ Clyde C. Schoeck
   ---------------------------            ------------------------------
   Jo Ann Rumelhart                       Clyde C. Schoeck
   Executive Vice President               President


Date: July 5, 2001                        Date: July 6, 2001
    -------------------------              ----------------------------


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                                   SCHEDULE A
--------------------------------------------------------------------------------

              SCHEDULE OF CONTRACTS, CERTIFICATE FORMS AND RIDERS
--------------------------------------------------------------------------------


FORM NAME AND TYPE                                FORM NUMBER
------------------                                -----------
Flexible Premium Variable                         VULMWA (02-02)
Universal Life Certificate

Waiver of Charges Rider                           VMWA-024 (02-02)
Cost of Living Increase Rider                     VMWA-091 (02-02)
Guaranteed Insurability Rider                     VMWA-092 (02-02)
Death Benefit Guarantee Rider                     VMWA-575 (02-02)
Accelerated Benefits Rider                        91 ACCBR

Flexible Premium Deferred                         VAMWA (02-02)
Variable Annuity Certificate

Incremental Death Benefit Rider                   VAIDBR (02-02)

Variable Supplemental Contract                    VSCMWA (02-02)


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                                   SCHEDULE C

                                   ----------

                               AUTHORIZED OFFICERS

                                   ----------


President - Clyde C. Schoeck
National Secretary - James V. Standaert
Assistant National Secretary - Gerald P. Odean
Treasurer/Investment Manager - Gary E. Stoefen
General Counsel - C. Ernest Beane
Actuary - Larry L. Schreiber
Director of Agencies - W. Kenny Massey




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